                                                                                    Exhibit 12-B
                                                                                    Page 1 of 2
                         METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                                STATEMENTS SHOWING COMPUTATION OF RATIO
                  OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)
                                                    Twelve Months Ended
                           December 31,  December 31,   December 31,   December 31,  December 31,
                               1991          1992           1993           1994          1995
    OPERATING REVENUES       $788,462      $821,823      $801,487       $801,303       $854,674

    OPERATING EXPENSES        687,439       660,497       624,025        655,805        686,183
      Interest portion
      of rentals (A)            5,574         5,817         4,932          5,315          5,186
        Net expense           681,865       654,680       619,093        650,490        680,997

    OTHER INCOME AND DEDUCTIONS:
      Allowance for funds
        used during
        construction            2,330         2,858         2,919          3,847          2,430
      Other income
       /(expense), net         15,531         3,229        (5,581)       (98,953)       129,660
        Total other income     17,861         6,087        (2,662)       (95,106)       132,090

    EARNINGS AVAILABLE FOR FIXED
      CHARGES AND PREFERRED
      STOCK DIVIDENDS
       (excluding taxes
        based on income)     $124,458      $173,230      $179,732       $ 55,707       $305,767

    FIXED CHARGES:
      Interest on funded
        indebtedness         $ 36,413      $ 38,882      $ 42,887       $ 43,270       $ 45,844
      Other interest            9,028         6,039         6,990         15,137(B)      14,147(B)
      Interest portion
        of rentals (A)          5,574         5,817         4,932          5,315          5,186
         Total fixed charges $ 51,015      $ 50,738      $ 54,809       $ 65,722       $ 65,177

    RATIO OF EARNINGS TO
    FIXED CHARGES                2.44          3.41          3.28            .87           4.69

    Preferred stock dividend
      requirement            $ 10,289      $ 10,289      $  6,960       $  2,960       $    944
    Ratio of income before
      provision for income
      taxes to net income(C)    154.9%        167.6%        160.4%         174.8%         162.0%
    Preferred stock dividend
      requirement on a pre-
      tax basis                15,937        17,244        11,164          5,174          1,529
    Fixed charges, as above    51,015        50,738        54,809         63,722         65,177
        Total fixed charges
          and preferred
          stock dividends    $ 66,952      $ 67,982      $ 65,973       $ 68,896       $ 66,706

    RATIO OF EARNINGS TO
    COMBINED FIXED CHARGES
    AND PREFERRED STOCK
    DIVIDENDS                    1.86          2.55          2.72            .81           4.58




                                                                        Exhibit 12-B
                                                                        Page 2 of 2





                         METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                                STATEMENTS SHOWING COMPUTATION OF RATIO
                  OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)






            NOTES:

            (A) The  Company  included the  equivalent  of  the  interest  portion of  all rentals  charged to  income as  fixed charges  for this statement  and has excluded such components from Operating Expenses.

            (B) Includes dividends  on company-obligated  mandatorily redeemable preferred
                securities   of  $9,000   and  $3,200  for   the  years   1995  and  1994,
                respectively.

            (C) Represents income  before provisions  for income  taxes divided  by income before cumulative effect of accounting change as follows:

                                      Twelve Months Ended
                     December 31,  December 31,  December 31,  December 31,  December 31,
                         1991          1992          1993         1994*         1995

    Income before
    provisions for
    income taxes       $ 73,443      $122,492      $124,923                   $240,590

    Income before
    cumulative
    effect of
    accounting
    changes              47,400        73,077        77,875                    148,540

    * For  the twelve months ended December 31, 1994, the  ratio was based on the composite income tax rate for 1994.